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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-76432

PROSPECTUS SUPPLEMENT
(To Prospectuses dated March 3, 2003 and April 26, 2002)

3,000,000 Shares of Common Stock

Common Stock

        Microvision, Inc. is offering directly to certain investors an aggregate of 3,000,000 shares of its common stock, 951,055 of which are offered pursuant to our prospectus dated March 3, 2003, and 2,048,945 of which are offered pursuant to our prospectus dated April 26, 2002.

        Our common stock is traded on the Nasdaq National Market under the symbol "MVIS." On October 30, 2003, the last reported sale price of our common stock was $7.10 per share.

        Investing in our common stock involves risks. For more information, see "Risk Factors" beginning on page S-4 of this prospectus supplement and page 4 and page 2, respectively, of the accompanying prospectuses dated March 3, 2003 and April 26, 2002.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock	Total

Public offering price	$6.25	$18,750,000
Placement fee	$0.359	$1,078,125
Proceeds, before expenses, to us	$5.89	$17,671,875

        We engaged C.E. Unterberg, Towbin as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our common stock in this offering. We expect that delivery of the shares of common stock being offered under this prospectus supplement will be made to investors on or about October 31, 2003. The shares of common stock will be delivered only in book-entry form through The Depository Trust Company, New York, New York.

C.E. Unterberg, Towbin

As Placement Agent

 The date of this prospectus supplement is October 30, 2003.

        You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. Microvision has not authorized any other person to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses.

        The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

        The information contained in this prospectus supplement and the accompanying prospectuses is correct only as of the date on the cover, regardless of the date this prospectus supplement was delivered to you or the date on which you acquired any of the shares.

        Information that we file with the SEC subsequent to the date on the cover will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectuses. We incorporate by reference the documents listed in the accompanying prospectuses and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we issue all of the common stock offered pursuant to this prospectus supplement and the accompanying prospectuses.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectuses, and the documents incorporated by reference in the accompanying prospectuses contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, and prospects. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our scanned beam display, imaging solutions, and optical materials businesses; our ability to satisfy budgeted cash requirements; our ability to sell all of the shares of common stock being issued hereby; the ability of our scanned beam display technology or products incorporating this technology to achieve market acceptance; our ability to marshal adequate financial, management, and technical resources to develop and commercialize our technologies; our expected revenues and expenses in future periods; developments in the defense, medical and other industries on which we have focused; and our relationships with strategic partners. We cannot be certain that the plans, intentions or expectations reflected in these forward looking statements will be achieved.

        See the section entitled "Risk Factors" that is set forth herein beginning on page S-4 together with the section entitled "Risk Factors" beginning on page 4 and page 2, respectively, in the accompanying prospectuses, as updated from time to time in our subsequent quarterly and annual reports that are incorporated by reference herein, for a description of risks and uncertainties that could cause actual results, performance or achievements to differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectuses.

RECENT DEVELOPMENTS

Delaware Reincorporation

        In July 2003, we received approval from our shareholders of the Board's proposal to change our state of incorporation from Washington to Delaware through a merger with a wholly owned Delaware subsidiary. We expect that the merger will be completed in the fourth quarter of 2003.

Business Developments

        The following are a few recent business developments at the Company:

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  On October 28, 2003, we announced that we expect to report 2003 third quarter revenue of approximately $2.6 million.

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  On October 30, 2003, we announced a contract for approximately $1 million, based on current exchange rates, with a major Asian manufacturer of printers and office equipment.

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  In October 2003, we entered into a new agreement with Canon, Inc. under which we will provide Canon with microdisplay prototypes for potential applications in consumer product designs, including digital camera and digital video camera designs.

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  We received an order in September 2003 from the Program Executive Office—Soldier within the U.S. Army for 100 units of a modified version of our Nomad Augmented Vision System.

        The following are a few recent business developments at Lumera:

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  At a closing on October 30, 2003, Lumera raised approximately $800,000, before issuance costs, from the sale of additional shares of its Series B Preferred Stock to third party investors. Each share of Series B Preferred Stock is initially convertible into one share of Lumera Common Stock.

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  Lumera currently owes the University of Washington approximately $1.85 million under the Sponsored Research Agreement with the University of Washington. If this amount is not paid within 60 days after the University of Washington demands payment, the University of Washington may have the right to terminate the agreement and Lumera's rights to licensed technology. Lumera is currently negotiating with the University of Washington to reduce or extend its payment obligations under the Sponsored Research Agreement.

RISK FACTORS

        In considering whether to purchase our common stock, you should carefully consider the risks described below as well as those risks described in the section "Risk Factors" starting on page 4 and page 2, respectively, of the accompanying prospectuses.

We have a history of operating losses and expect to incur significant losses in the future.

        We have had substantial losses since our inception and we anticipate an operating loss at least through the year ending December 31, 2003. We cannot assure you that we will ever become or remain profitable.

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  As of June 30, 2003, we had an accumulated deficit of $142.2 million.

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  We incurred net losses of $66.1 million from inception through 2000, $34.8 million in 2001, $27.2 million in 2002, and $14.1 million in the six months ended June 30, 2003.

        The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered by companies formed to develop and market new technologies. In particular, our operations to date have focused primarily on research and development of the scanned beam technology and development of demonstration units. We introduced our first two commercial products during 2002. We are unable to accurately estimate future revenues and operating expenses based upon historical performance.

        We cannot be certain that we will succeed in obtaining additional development contracts or that we will be able to obtain customer orders for our products. In light of these factors, we expect to continue to incur substantial losses and negative cash flow at least through 2003 and likely thereafter. We cannot be certain that we will achieve positive cash flow at any time in the future.

We will require additional capital to continue to fund our operations and to implement our business plan. If we do not obtain additional capital, we may be required to limit our operations substantially. Raising additional capital may dilute the value of current shareholders' shares.

        We will require additional capital to continue to fund our operations, including to:

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  Further develop the scanned beam and polymer materials technologies,

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  Add manufacturing capacity,

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  Develop and protect our intellectual property rights, and

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  Fund long-term business development opportunities.

        In addition, our operating plan provides for the development of strategic relationships with systems and equipment manufacturers that may require additional investments by us. Additional financing may not be available to us or, if available, may not be available on terms acceptable to us on a timely basis. If adequate funds are not available to satisfy either short-term or long-term capital requirements, we may be required to limit our operations substantially. Our capital requirements will depend on many factors, including, but not limited to, the rate at which we can, directly or through arrangements with original equipment manufacturers, introduce products incorporating the scanned beam technology and the market acceptance and competitive position of such products. Raising additional capital may involve issuing securities with rights and preferences that are senior to our common stock and may dilute the value of current shareholders' shares.

We cannot be certain that the scanned beam technology or products incorporating this technology will achieve market acceptance. If the scanned beam technology does not achieve market acceptance, our revenues may not grow.

        Our success will depend in part on customer acceptance of the scanned beam technology. The scanned beam technology may not be accepted by manufacturers who use display technologies in their products, by systems integrators who incorporate our products into their products or by consumers of these products. To be accepted, the scanned beam technology must meet the expectations of our potential customers in the defense, industrial, medical and consumer markets. If our technology fails to achieve market acceptance, we may not be able to continue to develop the scanned beam technology.

It may become more difficult to sell our stock in the public market.

        Our common stock is listed for quotation on the Nasdaq National Market. To keep our listing on this market, we must meet Nasdaq's listing maintenance standards. If the bid price of our common stock falls below $1.00 for an extended period, or we are unable to continue to meet Nasdaq's listing maintenance standards for any other reason, our common stock could be delisted from the Nasdaq National Market. If our common stock were delisted, we likely would seek to list the common stock on the Nasdaq SmallCap Market, the American Stock Exchange or on a regional stock exchange. Listing on such other market or exchange could reduce the liquidity for our common stock. If our common stock were not listed on the SmallCap Market or an exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or directly through market makers in our common stock. If our common stock were to trade in the over-the-counter market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. A delisting from the Nasdaq National Market and failure to obtain listing on such other market or exchange would subject our securities to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from the Nasdaq National Market and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. In addition, when the market price of our common stock is less than $5.00 per share, we become subject to penny stock rules even if our common stock is still listed on the Nasdaq National Market. While the penny stock rules should not affect the quotation of our common stock on the Nasdaq National Market, these rules may further limit the market liquidity of our common stock and the ability of investors to sell our common stock in the secondary market. During the second, third and fourth quarters of 2002 and the first and second quarter of 2003 the market price of our stock traded below $5.00 per share.

Our lack of the financial and technical resources relative to our competitors may limit our revenues, potential profits and overall market share.

        Our current products and potential future products will compete with established manufacturers of existing products and companies developing new technologies. Many of our competitors have substantially greater financial, technical and other resources than us. Because of their greater resources, our competitors may develop products or technologies that are superior to our own. The introduction of superior competing products or technologies could result in reduced revenues, lower margins or loss of market share, any of which could reduce the value of our business.

We may not be able to keep up with rapid technological change and our financial results may suffer.

        The information display industry and the optical switching industry have been characterized by rapidly changing technology, accelerated product obsolescence and continuously evolving industry standards. Our success will depend upon our ability to further develop the scanned beam and the polymer materials technologies and to cost effectively introduce new products and features in a timely manner to meet evolving customer requirements and compete with competitors' product advances. We may not succeed in these efforts because of:

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  delays in product development,

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  lack of market acceptance for our products, or

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  lack of funds to invest in product development and marketing.

        The occurrence of any of the above factors could result in decreased revenues and market share.

We could face lawsuits related to our use of the scanned beam technology or other technologies. Defending these suits would be costly and time consuming. An adverse outcome in any such matter could limit our ability to commercialize our technology and products, reduce our revenues and increase our operating expenses.

        We are aware of several patents held by third parties that relate to certain aspects of scanned beam displays and image capture products. These patents could be used as a basis to challenge the validity, limit the scope or limit our ability to obtain additional or broader patent rights of our patents or patents we have licensed. A successful challenge to the validity of our patents or patents we have licensed could limit our ability to commercialize the scanned beam technology and other technologies and, consequently, materially reduce our revenues. Moreover, we cannot be certain that patent holders or other third parties will not claim infringement by us with respect to current and future technology. Because U.S. patent applications are held and examined in secrecy, it is also possible that presently pending U.S. applications will eventually be issued with claims that will be infringed by our products or the scanned beam technology. The defense and prosecution of a patent suit would be costly and time consuming, even if the outcome were ultimately favorable to us. An adverse outcome in the defense of a patent suit could subject us to significant cost, require others and us to cease selling products that incorporate scanned beam technology, cease licensing scanned beam technology or require disputed rights to be licensed from third parties. Such licenses, if available, would increase our operating expenses. Moreover, if claims of infringement are asserted against our future co-development partners or customers, those partners or customers may seek indemnification from us for damages or expenses they incur.

Our planned future products are dependent on advances in technology by other companies.

        We rely on and will continue to rely on technologies, such as light sources and optical components that are developed and produced by other companies. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies. Due to the current business environment, many companies that are developing new technologies are reducing expenditures on research and development. This may delay the development and commercialization of components we would use to manufacture certain of our planned future products.

Our products may be subject to future health and safety regulations that could increase our development and production costs.

        Products incorporating scanned beam display technology could become subject to new health and safety regulations that would reduce our ability to commercialize the scanned beam display technology. Compliance with any such new regulations would likely increase our cost to develop and produce products using the scanned beam display technology and adversely affect our financial results.

If we cannot manufacture products at competitive prices, our financial results will be adversely affected.

        To date, we have produced limited quantities of Nomad™ and Flic™, and demonstration units for research, development and demonstration purposes. The cost per unit for these units currently exceeds the level at which we could expect to profitably sell these products. If we cannot lower our cost of production, we may face increased demands on our financial resources, possibly requiring additional equity and/or debt financing to sustain our business operations.

Our future growth may suffer if we do not achieve broad acceptance of our products and compete effectively.

        Our success, in part, depends upon our ability to gain acceptance of our current and future products by a large number of customers. Achieving market-based acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by potential customers. We may be unable to offer products consistently or at all that compete effectively with products of others on the basis of price or performance. Failure to achieve broad acceptance of our products by potential customers and to effectively compete would have a material adverse effect on our operating results.

Because we plan to continue using overseas contract manufacturers, our operating results could be harmed by economic, political, regulatory and other factors existing in foreign countries.

        We currently use a contract manufacturer in Asia to manufacture Flic, and we plan to continue using overseas manufacturers to manufacture some of our products. These international operations are subject to inherent risks, which may adversely affect us, including:

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  political and economic instability;

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  high levels of inflation, historically the case in a number of countries in Asia;

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  burdens and costs of compliance with a variety of foreign laws;

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  foreign taxes; and

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  changes in tariff rates or other trade and monetary policies.

If we experience delays or failures in developing commercially viable products, we may have lower revenues.

        We began production of Nomad, our first commercial product, in December 2001. In September 2002, we introduced Flic, our second commercial product. In addition, we have developed demonstration units incorporating the scanned beam technology, and demonstration units have been built using the polymer materials technology. However, we must undertake additional research, development and testing before we are able to develop additional products for commercial sale. Product development delays by us or our potential product development partners, or the inability to enter into relationships with these partners, may delay or prevent us from introducing products for commercial sale.

If we cannot supply products in commercial quantities, we will not achieve commercial success.

        We are developing our capability to manufacture products in commercial quantities. Our success depends in part on our ability to provide our components and future products in commercial quantities at competitive prices. Accordingly, we will be required to obtain access, through business partners or contract manufacturers, to manufacturing capacity and processes for the commercial production of our expected future products. We cannot be certain that we will successfully obtain access to sufficient manufacturing resources. Future manufacturing limitations of our suppliers could result in a limitation on the number of products incorporating our technology that we are able to produce.

If our licensors and we are unable to obtain effective intellectual property protection for our products and technology, we may be unable to compete with other companies.

        Intellectual property protection for our products is important and uncertain. If we do not obtain effective intellectual property protection for our products, processes and technology, we may be subject to increased competition. Our commercial success will likely depend in part on our ability and the ability of the University of Washington to maintain the proprietary nature of the scanned beam display and other key technologies by securing valid and enforceable patents and effectively maintaining unpatented technology as trade secrets. We try to protect our proprietary technology by seeking to obtain United States and foreign patents in our name, or licenses to third-party patents, related to proprietary technology, inventions, and improvements that may be important to the development of our business. However, our patent position and the patent position of the University of Washington involves complex legal and factual questions. The standards that the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. Additionally, the scope of patents are subject to interpretation by courts and their validity can be subject to challenges and defenses, including challenges and defenses based on the existence of prior art. Consequently, we cannot be certain as to the extent to which we will be able to obtain patents for our new products and technology or the extent to which the patents that we already own or license from others protect our products and technology. Reduction in the scope of protection or invalidation of our licensed or owned patents, or our inability to obtain new patents, may enable other companies to develop products that compete with ours on the basis of the same or similar technology.

        We also rely on the law of trade secrets to protect unpatented know-how and technology to maintain our competitive position. We try to protect this know-how and technology by limiting access to the trade secrets to those of our employees with a need to know such information and by entering into confidentiality agreements with parties that have access to it, such as our employees, consultants and business partners. Any of these parties could breach the agreements and disclose our trade secrets or confidential information, or our competitors might learn of the information in some other way. If any trade secret not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be materially harmed.

We could be exposed to significant product liability claims that could be time-consuming and costly, divert management attention and adversely affect our ability to obtain and maintain insurance coverage.

        We may be subject to product liability claims if any of our product applications are alleged to be defective or cause harmful effects. For example, because our scanned beam displays are designed to scan a low power beam of colored light directly on the user's retina, the testing, manufacture, marketing and sale of these products involve an inherent risk that product liability claims will be asserted against us. Product liability claims or other claims related to our products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management time and attention, require us to pay significant damages, harm our reputation or hinder acceptance of our products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products.

We rely heavily on a limited number of development contracts with the U.S. government, which are subject to immediate termination by the government for convenience at any time, and the termination of one or more of these contracts could have a material negative impact on our operations.

        In 2002, 83% of our revenue was derived from performance on a limited number of development contracts with the U.S. government. For the three months and nine months ended June 30, 2003, 60% and 52% of our revenue, respectively, was derived from performance on development contracts with the U.S. government. Therefore, any significant disruption or deterioration of our relationship with the U.S. government would significantly reduce our revenues. Our government programs must compete with programs managed by other contractors for limited amounts and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. Our competitors continuously engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. Our contracts with the government are subject to immediate termination by the government for convenience at any time. The government may choose to use contractors with competing display technologies or it may decide to discontinue any of our programs altogether. In addition, those development contracts that we do obtain require ongoing compliance with applicable government regulations. Termination of our development contracts, a shift in government spending to other programs in which we are not involved, a reduction in government spending generally, or our failure to meet applicable government regulations could have severe consequences for our results of operations.

Our products have long sales cycles, which make it difficult to plan our expenses and forecast our revenues.

        We have a lengthy sales cycle that involves numerous steps including discussion of a product application, exploring the technical feasibility of a proposed product, evaluating the costs of manufacturing a product and manufacturing or contracting out the manufacturing of the product. Our long sales cycle, which can last several years, makes it difficult to predict the quarter in which sales will occur. Delays in sales could cause significant variability in our revenues and operating results for any particular quarterly period.

Our exploratory arrangements may not lead to products that will be profitable.

        Our developmental contracts, including our relationships with parties such as the U.S. government, Canon, Johnson & Johnson, Honda, BMW and Volkswagen of America, are exploratory in nature and are intended to develop new types of technology or applications. These efforts may prove unsuccessful, and these relationships may not result in the development of products that will be profitable.

Our revenues are highly sensitive to developments in the defense and aerospace industries.

        Our revenues to date have been derived principally from product development research relating to defense applications of the scanned beam display technology. We believe that development programs and sales of potential products in this market will represent a significant portion of our future revenues. Developments that adversely affect the defense sector, including delays in government funding and a general economic downturn, could cause our revenues to decline substantially.

Our Virtual Retinal Display technology and polymer materials technology depend on our licenses from the University of Washington. If we lose our rights under the licenses themselves, our operations could suffer.

        We have acquired the exclusive rights to the Virtual Retinal Display and polymer materials technology under two licenses from the University of Washington. These licenses expire upon expiration of the last of the University of Washington's patents that relate to this technology, which we currently anticipate will occur after 2011 and 2019, respectively. We could lose our exclusivity under these licenses if we fail to respond to an infringement action or fail to use our best efforts to commercialize the licensed technology. In addition, the University of Washington may terminate the licenses upon our breach and has the right to consent to all sublicense arrangements. If we were to lose our rights under the licenses, or if the University of Washington were to refuse to consent to future sublicenses, we would lose a competitive advantage in the market, and may even lose the ability to commercialize our products completely. Either of these results could substantially decrease our revenues.

We are dependent on third parties in order to develop, manufacture, sell and market our products.

        Our strategy for commercializing the scanned beam technology and products incorporating the scanned beam technology includes entering into cooperative development, sales and marketing arrangements with corporate partners, original equipment manufacturers and other third parties. We cannot be certain that we will be able to negotiate arrangements on acceptable terms, if at all, or that these arrangements will be successful in yielding commercially viable products. If we cannot establish these arrangements, we would require additional capital to undertake such activities on our own and would require extensive manufacturing, sales and marketing expertise that we do not currently possess and that may be difficult to obtain. In addition, we could encounter significant delays in introducing the scanned beam technology or find that the development, manufacture or sale of products incorporating the scanned beam technology would not be feasible. To the extent that we enter into cooperative development, sales and marketing or other joint venture arrangements, our revenues will depend upon the efforts of third parties. We cannot be certain that any such arrangements will be successful.

Loss of any of our key personnel could have a negative effect on the operation of our business.

        Our success depends on our executive officers and other key personnel and on the ability to attract and retain qualified new personnel. Achievement of our business objectives will require substantial additional expertise in the areas of sales and marketing, research and product development and manufacturing. Competition for qualified personnel in these fields is intense, and the inability to attract and retain additional highly skilled personnel, or the loss of key personnel, could reduce our revenues and adversely affect our business.

Our quarterly performance may vary substantially and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

        Our revenues to date have been generated from a limited number of development contracts with U.S. government entities and commercial partners. Our quarterly operating results may vary significantly based on:

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  reductions or delays in funding of development programs involving new information display technologies by the U.S. government or our current or prospective commercial partners;

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  changes in evaluations and recommendations by securities analysts following our stock or our industry generally;

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  announcements by other companies in our industry;

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  changes in business or regulatory conditions;

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  announcements or implementation by us or our competitors of technological innovations or new products;

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  the status of particular development programs and the timing of performance under specific development agreements;

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  economic and stock market conditions; or

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  other factors unrelated to our company or industry.

        In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors and the trading price of our common stock may decline as a consequence. In addition, following periods of volatility in the market price of a company's securities, shareholders often have instituted securities class action litigation against that company. If we become involved in a class action suit, it could divert the attention of management, and, if adversely determined, could require us to pay significant damages.

If we fail to manage expansion effectively, our revenue and expenses could be adversely affected.

        Our ability to successfully offer products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have significantly expanded the scope of our operations. The growth in business and relationships with customers and other third parties has placed and will continue to place a significant strain on our management systems and resources. We will need to continue to improve our financial and managerial controls, reporting systems and procedures and will need to continue to train and manage our work force.

Additional risks associated with the Lumera segment.

We cannot be certain that our polymer materials will achieve market acceptance.

        Lumera's success will depend in part on the commercial acceptance of the polymer materials technology. The optical switching industry is currently fragmented with many competitors developing different technologies. We expect that only a few of these technologies ultimately will gain market acceptance. The polymer materials may not be accepted by original equipment manufacturers and systems integrators of optical switching networks. To be accepted, the polymer material must meet the technical and performance requirements of our potential customers in the telecommunications industry. If our optical materials technology fails to achieve market acceptance, we may not be able to continue to develop the technology.

Our lack of the financial and technical resources relative to our competitors may affect our ability to commercialize the polymer materials.

        The optical switching market is a highly competitive market. Other companies, that have substantially greater financial, technical and other resources than us, are working on competing technologies. Because of their greater resources, our competitors may develop products or technologies that are superior to our own, and may more successfully market and sell their products. These advantages may make it difficult for the polymer materials technology to become commercially viable, which could reduce the value of our business.

Lumera's revenues are highly sensitive to developments in the telecommunications industry.

        Lumera's expected revenues will be derived from product sales to original equipment manufacturers and system integrators in the telecommunications industry. We believe that sales of potential products in this market could represent a significant portion of our future revenues. Developments that adversely affect the telecommunications sector, including delays in traffic growth, government regulation or a general economic downturn, could slow or halt our revenue growth.

        We expect the current downturn in the telecommunications sector will have the following effects on Lumera:

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  Reduced capital spending and technology investment by telecommunication companies may make it more difficult for our potential products to gain market acceptance. Customers may be less willing to purchase new technology such as ours or invest in new technology development when they have limited cash.

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  Potential customers for our future products are very focused on reducing cost. This has reduced profit margins for telecommunications equipment suppliers. Therefore, our future products must compete with products that are less expensive than before the telecommunications downturn.

        The building of a high-speed telecommunications infrastructure has slowed. Currently companies are building networks using 10-gigabyte modulators, which has delayed the need for 40-gigabyte modulators. We believe that our potential products will compete more effectively with existing technologies at higher modulating speeds.

USE OF PROCEEDS

        We expect the net proceeds from the sale of the shares of common stock being offered by this prospectus supplement will be approximately $17,489,000, after deducting the placement fee and our estimated offering expenses. We intend to use the net proceeds from the sale of the shares of common stock for general corporate purposes, including, but not limited to, working capital and capital expenditures. Although we have no acquisitions planned, we may also use a portion of the net proceeds to acquire other technologies. Our board of directors will have broad discretion in determining how any net proceeds will be used.

DESCRIPTION OF SECURITIES

Capital Stock

        Our Articles of Incorporation authorize us to issue 31,250,000 shares of common stock, no par value per share, and 31,250,000 shares of preferred stock, no par value per share. As of October 30, 2003, there were approximately 17,807,000 shares of common stock, and no shares of preferred stock, outstanding. In July 2003, we received approval from our shareholders of the Board's proposal to change our state of incorporation from Washington to Delaware through a merger with a wholly owned Delaware subsidiary. We expect that the merger will be completed in the fourth quarter of 2003. After the merger, our authorized capital stock will consist of

73,000,000 shares of common stock, $0.001 par value per share, and up to 25,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

        The common stock issued under this prospectus is fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, if any, holders of common stock:

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  are entitled to any dividends validly declared;

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  will share ratably in our net assets in the event of a liquidation; and

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  are entitled to one vote per share.

        The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

        American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DILUTION

        The net tangible book value of our common stock as of June 30, 2003 was approximately $15,263,000, or approximately $0.86 per share. Net tangible book value per share represents the amount of our total assets, less liabilities, divided by the total number of shares of our common stock outstanding.

        Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our common stock in this offering and the net tangible book value per share of our common stock immediately after the completion of this offering.

        Following our expected sale of 3,000,000 shares of common stock in this offering at an aggregate offering price of $18,750,000, and after deducting the placement agent's commission and our estimated offering expenses, our pro forma net tangible book value as of June 30, 2003 would have been approximately $32,752,000 or approximately $1.57 per share. This represents an immediate increase of approximately $0.71 per share to the existing shareholders and an immediate dilution in pro forma net tangible book value of approximately $4.68 per share to purchasers of our common stock in this offering.

        This dilution calculation does not include shares issuable upon exercise of outstanding options or warrants.

PLAN OF DISTRIBUTION

        Pursuant to a letter agreement, we engaged C.E. Unterberg, Towbin as our exclusive placement agent to use its best efforts to solicit offers to purchase our common stock in this offering. C.E. Unterberg, Towbin is not obligated to, and has advised us that it will not, purchase any shares of our common stock for its own account. We will enter into securities purchase agreements directly with the investors in connection with this offering. Assuming all of the purchase agreements are executed by the investors as currently contemplated and subject to the terms and conditions of the purchase agreements, the investors will agree to purchase, and we will agree to sell, an aggregate of 3,000,000 shares of our common stock, as provided on the cover of this prospectus supplement.

        The shares of common stock sold in this offering will be listed on the Nasdaq National Market. We expect that the shares of common stock will be delivered only in book-entry form through The Depository Trust Company, New York, New York on or about October 31, 2003.

        It is possible that not all of the shares of our common stock offered pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We expect that the sale of the shares will be completed on October 31, 2003.

        C.E. Unterberg, Towbin's compensation for acting as placement agent for this offering will consist of the placement fee and reimbursement of expenses described below. The following table sets forth the placement fee to be paid to C.E. Unterberg, Towbin for this offering, which will equal 5.75% of $18,750,000 of total offering proceeds from the sale of shares of our common stock.

	Per Share of Common Stock	Total
Placement Fee	$0.359	$1,078,125

        We have also agreed to reimburse C.E. Unterberg, Towbin for up to $30,000 of reasonable out-of-pocket expenses incurred by it in connection with this offering plus additional expenses that we approve in advance.

        The expenses directly related to this offering, not including the placement fee, are estimated to be approximately $183,000 and will be paid by us. Expenses of the offering, exclusive of the placement fee, include C.E. Unterberg, Towbin's reimbursable expenses, our legal and accounting fees, printing expenses, transfer agent fees, Nasdaq National Market listing fees and miscellaneous fees. We have agreed to indemnify C.E. Unterberg, Towbin and its controlling persons from and against, and to make contributions for payments made by such person with respect to, certain liabilities, including liabilities arising under the Securities Act. C.E. Unterberg, Towbin may be deemed an "underwriter" within the meaning of the Securities Act.

        In connection with this offering, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and, if commenced, may end any of these activities at any time. In connection with this offering, the placement agent may distribute prospectuses electronically.

LEGAL MATTERS

        The validity of the securities we are offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Wilson Sonsini Goodrich & Rosati, Palo Alto, California, is counsel for the placement agent in connection with this offering.

MICROVISION, INC.

$20,000,000

Common Stock
Preferred Stock
Warrants
Convertible Debt Securities
and
200,000 Shares of Common Stock

        We may sell from time to time up to $20,000,000 of our common stock, preferred stock, warrants, or convertible debt securities in one or more transactions. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        The selling shareholders listed on page ten may offer from time to time up to an aggregate of 200,000 shares of our common stock and may sell the shares from time to time at fixed prices, market prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. We will not receive any proceeds from the sale of shares by the selling shareholders, but we will bear the costs relating to the registration of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol MVIS. On April 23, 2002, the closing price of our common stock on the Nasdaq National Market was $11.57 per share. None of our other securities are publicly traded.

        We may not use this prospectus to offer and sell securities unless accompanied by the applicable prospectus supplement.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" set forth herein on page 2 and in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2002.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $20.0 million. In addition, the selling shareholders named in this prospectus may sell up to an aggregate of 200,000 shares of our common stock included in the registration statement of which this prospectus constitutes a part.

        This prospectus provides you with a general description of the securities that we and the selling shareholders may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Commission's web site, located at http://www.sec.gov, or at the Commission's offices referenced under the heading "Where You Can Find More Information."

RISK FACTORS

Risk Factors Relating to the Company's Business

We have a history of operating losses and expect to incur significant losses in the future.

        We have had substantial losses since our inception and we anticipate an operating loss during the year ending December 31, 2002. We cannot assure you that we will ever become or remain profitable.

  •
  As of December 31, 2001, we had an accumulated deficit of $100.9 million.

  •
  We incurred net losses of $22.8 million from inception through 1998, $16.7 million in 1999, $26.6 million in 2000, and $34.8 million in 2001.

        Our revenues to date have been generated from development contracts and sales of engineering demonstration units. We expect to generate material revenue from product sales in 2002 from the planned introduction of two commercial products. However, the likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered by companies formed to develop and market new technologies. In particular, our operations to date have focused primarily on research and development of the retinal scanning display technology and development of demonstration units. We are unable to accurately estimate future revenues and operating expenses based upon historical performance.

        We cannot be certain that we will succeed in obtaining additional development contracts or that we will be able to obtain customer orders for products incorporating the retinal scanning display technology. In light of these factors, we expect to continue to incur substantial losses and negative cash flow at least through 2002 and likely thereafter. We cannot be certain that we will become profitable or achieve positive cash flow at any time in the future.

We cannot be certain that the retinal scanning display technology or products incorporating this technology will achieve market acceptance. If the retinal scanning display technology does not achieve market acceptance, our revenues may not grow.

        Our success will depend in part on customer acceptance of the retinal scanning display technology. The retinal scanning display technology may not be accepted by manufacturers who use display technologies in their products or by consumers of these products. To be accepted, the retinal scanning display technology must meet the expectations of our potential customers in the defense, medical, industrial and consumer markets. If our technology fails to achieve market acceptance, we may not be able to continue to develop the retinal scanning display technology.

Our lack of the financial and technical resources relative to our competitors may reduce our revenues, potential profits and overall market share.

        The retinal scanning display and products that may incorporate this technology will compete with established manufacturers of miniaturized cathode ray tube and flat panel display devices, many of which have substantially greater financial, technical and other resources than us and many of which are also developing miniature displays. Because of their greater resources, our competitors may develop products or technologies that are superior to our own. The introduction of superior competing products or technologies could result in reduced revenues, lower margins or loss of market share, any of which could reduce the value of our business.

We may not be able to keep up with rapid technological change and our financial results may suffer.

        The electronic information display industry and the optical switching industries have been characterized by rapidly changing technology, accelerated product obsolescence and continuously evolving industry standards. Our success will depend upon our ability to further develop the retinal scanning display and the optical materials technologies and to cost effectively introduce new products and features in a timely manner to meet evolving customer requirements and compete with competitors' product advances. We may not succeed in these efforts because of:

  •
  delays in product development,

  •
  lack of market acceptance for our products, or

  •
  lack of funds to invest in development.

        The occurrence of any of the above factors could result in decreased revenues and market share.

Our products may be subject to future health and safety regulations that could increase our development and production costs.

        Products incorporating retinal scanning display technology could become subject to new health and safety regulations that would reduce our ability to commercialize the retinal scanning display technology. Compliance with any such new regulations would likely increase our cost to develop and produce products using the retinal scanning display technology and adversely affect our financial results.

If we experience delays or failures in developing and producing commercially viable products, we may have lower revenues.

        Although we have developed demonstration units incorporating the retinal scanning display technology and demonstration units have been built using the optical materials technology, we must undertake additional research, development and testing before we are able to produce products for commercial sale. In addition, product development delays or the inability to enter into relationships with potential product development partners may delay or prevent us from introducing products for commercial sale.

If we are unable to adequately protect our patents and other proprietary technology, we may be unable to compete with other companies.

        Our success will depend in part on our ability and the ability of the University of Washington and our other licensors to maintain the proprietary nature of the retinal scanning display and related technologies. We also rely on proprietary optical materials technology licensed from the University of Washington. Although our licensors have patented various aspects of the retinal scanning display technology and applied for patents on various aspects of the optical materials technology, and although we continue to file our own patent applications covering retinal scanning display features, optical materials technology and related technologies, we cannot be certain as to the degree of protection offered by these patents or as to the likelihood that patents will be issued from the pending patent applications. Moreover, these patents may have limited commercial value or may lack sufficient breadth to protect adequately the aspects of our technology to which the patents relate. We cannot be certain that our competitors, many of which have substantially greater resources than us and have made substantial investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell products incorporating our technologies.

        We also rely on unpatented proprietary technology. Third parties could develop the same or similar technology or otherwise obtain access to our proprietary technology. We cannot be certain that we will be able to adequately protect our trade secrets, know-how or other proprietary information or prevent the unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

We could face lawsuits related to our use of the retinal scanning display technology. These suits could be costly, time consuming and reduce our revenues.

        We are aware of several patents held by third parties that relate to certain aspects of retinal scanning displays. These patents could be used as a basis to challenge the validity of the University of Washington's patents, to limit the scope of the University of Washington's patent rights or to limit the University of Washington's ability to obtain additional or broader patent rights. A successful challenge to the validity of the University of Washington's patents could limit our ability to commercialize the retinal scanning display technology and, consequently, materially reduce our revenues. Moreover, we cannot be certain that patent holders or other third parties will not claim infringement by us or by the University of Washington with respect to current and future technology. Because U.S. patent applications are held and examined in secrecy, it is also possible that presently pending U.S. applications will eventually be issued with claims that will be infringed by our products or the retinal scanning display technology. The defense and prosecution of a patent suit would be costly and time-consuming, even if the outcome were ultimately favorable to us. An adverse outcome in the defense of a patent suit could subject us to significant cost, require others and us to cease selling products that incorporate retinal scanning display technology, or to cease licensing the retinal scanning display technology, or to require disputed rights to be licensed from third parties. Such licenses would increase our cost or may not be available at all. Moreover, if claims of infringement are asserted against our future co-development partners or customers, those partners or customers may seek indemnification from us for damages or expenses they incur.

Our revenues are highly sensitive to developments in the defense and aerospace industries.

        Our revenues to date have been derived principally from product development research relating to defense applications of the retinal scanning display technology. We believe that development programs and sales of potential products in this market will represent a significant portion of our future revenues. Developments that adversely affect the defense sector, including delays in government funding and a general economic downturn, could cause our revenues to decline substantially.

If we cannot supply products in commercial quantities, we will not achieve commercial success.

        We currently lack the capability to manufacture products in commercial quantities. Our success depends in part on our ability to provide our components and future products in commercial quantities at competitive prices. Accordingly, we will be required to obtain access, through business partners or contract manufacturers, to manufacturing capacity and processes for the commercial production of our expected future products. We cannot be certain that we will successfully obtain access to sufficient manufacturing resources. Future manufacturing limitations of our suppliers could result in a limitation on the number of products incorporating our technology that we are able to produce.

If we cannot manufacture products at competitive prices, our financial results will be adversely affected.

        To date, we have produced only demonstration units for research, development and demonstration purposes. The cost per unit for these demonstration units currently exceeds the level at which we could expect to profitably sell commercial versions of these products to customers. If we cannot lower our cost of production, we may face increased demands on our financial resources, possibly requiring additional equity and/or debt financing to sustain our business operations.

If we lose the exclusive use of the virtual retinal display technology or the optical materials technology, our business operations and prospects would be adversely affected.

        We acquired the exclusive rights to the virtual retinal display technology and the optical materials technology under exclusive license agreements with the University of Washington. If the University of Washington were to violate the terms of the license agreements by providing the technology to another company, our business, operations and prospects would be adversely affected. In addition, we could lose the exclusivity under the license agreement if we fail to challenge, within the designated time limits, claims that other companies are using the virtual retinal display technology in violation of our rights under the license agreement.

We need to collaborate with third parties to be able to successfully develop products for commercial sale.

        Our strategy for developing, testing, manufacturing and commercializing the retinal scanning display technology and products incorporating the retinal scanning display technology includes entering into cooperative development, sales and marketing arrangements with corporate partners, original equipment manufacturers and other third parties. We cannot be certain that we will be able to negotiate arrangements on acceptable terms, if at all, or that these arrangements will be successful in yielding commercially viable products. If we cannot establish these arrangements, we would require additional capital to undertake such activities on our own and would require extensive manufacturing, sales and marketing expertise that we do not currently possess and that may be difficult to obtain. In addition, we could encounter significant delays in introducing the retinal scanning display technology or find that the development, manufacture or sale of products incorporating the retinal scanning display technology would not be feasible. To the extent that we enter into cooperative development, sales and marketing or other joint venture arrangements, our revenues will depend upon the efforts of third parties. We cannot be certain that any such arrangements will be successful.

We will require additional capital to continue implementing our business plan. This may lessen the value of current stockholders' shares.

        We will need additional funds in order to, among other requirements:

  •
  further develop the retinal scanning display and optical materials technologies,

  •
  add manufacturing capacity,

  •
  add to our sales and marketing staff,

  •
  develop and protect our intellectual property rights, and

  •
  fund long-term business development opportunities.

        We cannot be certain that we will be able to obtain financing when needed or on satisfactory terms, if at all. If additional funds are raised through the issuance of equity, convertible debt or similar securities, current shareholders will experience dilution and the securities issued to the new investors may have rights or preferences senior to those of the holders of our common stock. If adequate funds were not available to satisfy our short-term or long-term financial needs, we would be required to limit our operations significantly.

Loss of any of our key personnel could have a negative effect on the operation of our business.

        Our success depends on our executive officers and other key personnel and on the ability to attract and retain qualified new personnel. Achievement of our business objectives will require substantial additional expertise in the areas of sales and marketing, research and product development, and manufacturing. Competition for qualified personnel in these fields is intense, and the inability to attract and retain additional highly skilled personnel, or the loss of key personnel, could reduce our revenues and adversely affect our business.

A substantial number of our shares may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly.

        As of March 31, 2002, we had outstanding:

  •
  options to purchase an aggregate of 5,062,000 shares of common stock, and

  •
  warrants to purchase 603,000 shares of common stock.

        Sales in the public market of common stock issuable upon exercises of stock options or warrants could depress prevailing market prices for our common stock. Even the perception that such sales could occur may adversely impact the market price for our stock. A decrease in market price would decrease the value of an investment in our common stock.

Our quarterly performance may vary substantially and this variance may decrease our stock price.

        Our revenues to date have been generated from a limited number of development contracts with U.S. government entities and commercial partners. Our quarterly operating results may vary significantly based on:

  •
  reductions or delays in funding of development programs involving new information display technologies by the U.S. government or our current or prospective commercial partners; or

  •
  the status of particular development programs and the timing of performance under specific development agreements.

        In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors and the trading price of our common stock may decline as a consequence.

If we fail to manage expansion effectively, our revenue and expenses could be adversely affected.

        Our ability to successfully offer products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have significantly expanded the scope of our operations. In addition, we plan to continue to hire a significant number of employees during the next twelve months. The growth in business, head count and relationships with customers and other third parties has placed and will continue to place a significant strain on our management systems and resources. We will need to continue to improve our financial and managerial controls, reporting systems and procedures and will need to continue to expand, train and manage our work force.

It may be difficult for a third party to acquire us and this could depress our stock price.

        Certain provisions of Washington law and our amended and restated articles of incorporation and bylaws contain provisions that create burdens and delays if a third party were to attempt to purchase us. As a result, these provisions could limit the price that investors are willing to pay for our stock. These provisions:

  •
  authorize our board of directors, without further shareholder approval, to issue preferred stock that has rights superior to those of the common stock. Potential purchasers may pay less for us because the preferred stockholders may use their rights to take value from us; and

  •
  provide that written demand of at least 30% of the outstanding capital stock is required to call a special meeting of the shareholders, which may be needed to approve our sale. The delay that this creates could deter a potential purchaser.

Additional risk associated with the Lumera business.

We cannot be certain that our optical materials will achieve market acceptance.

        Lumera's success will depend in part on the commercial acceptance of the optical materials technology. The optical switching industry is currently fragmented with many competitors developing different technologies. We expect that only a few of these technologies ultimately will gain market acceptance. The optical materials may not be accepted by original equipment manufacturers and systems integrators of optical switching networks. To be accepted, the optical material must meet the technical and performance requirements of our potential customers in the telecommunications industry. If our optical materials technology fails to achieve market acceptance, we may not be able to continue to develop the technology.

Our lack of the financial and technical resources relative to our competitors may affect our ability to commercialize the optical materials.

        The optical switching market is a highly competitive market. Several companies, many of which have substantially greater financial, technical and other resources than us, are working on competitive technologies. Because of their greater resources, our competitors may develop products or technologies that are superior to our own. The introduction of superior competing products or technology could cause our optical materials technology not to become commercially viable, which could reduce the value of our business.

Lumera's revenues are highly sensitive to developments in the telecommunications industry.

        Lumera's expected revenues will be derived from product sales to original equipment manufacturers and system integrators in the telecommunications industry. We believe that sales of potential products in this market could represent a significant portion of our future revenues. Developments that adversely affect the telecommunications sector, including delays in traffic growth, government regulation or a general economic downturn, could slow or halt our revenue growth.

        We expect that recent downturn in the telecommunications sector will have the following affects on Lumera:

  •
  Reduced capital spending and technology investment by telecommunication companies may make it more difficult for our potential products to gain market acceptance. Customers may be less willing to purchase new technology such as ours or invest in new technology development when they have limited cash.

  •
  Potential customers for our future products are very focused on reducing cost. This has reduced profit-margins for telecommunications equipment suppliers. Therefore our future products must compete with products that are less expensive than before the telecommunications downturn.

  •
  The building of a high-speed telecommunications infrastructure has slowed. Currently companies are building networks using 10-gigabyte modulators, which has delayed the need for 40-gigabyte modulators. We believe that our potential products will compete more effectively with existing technologies at higher modulating speeds.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and periodic reports and other information with the SEC. You may read and copy the registration statement of which this prospectus constitutes a part and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 233 Broadway, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Security Exchange Act of 1934, as amended, or the Exchange Act, until we sell all of the securities offered pursuant to this prospectus.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2001;

  2.
  Our Definitive Proxy Statement for the 2002 Annual Meeting of Shareholders, as filed with the SEC on April 16, 2002;

  3.
  Our Current Report on Form 8-K for the event of March 7, 2002, as filed on March 26, 2002;

  4.
  The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 33-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Microvision, Inc., 19910 North Creek Parkway, Bothell, Washington 98011-3008, Telephone (425) 415-6847.

        The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.

        You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with information different from that contained in this prospectus.

        We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

        You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate as of any date other the date on the front of this prospectus or those documents.

OUR BUSINESS

        Microvision, Inc., develops information display and related technologies that allow electronically generated images and information to be projected onto the retina of a viewer's eye. The Company has defined three distinct business platforms relating to the delivery of images and information:

  •
  Retinal Scanning Displays—Utilizing the retinal scanning display technology to display information on the viewer's retina by creating an image on the retina of the viewer's eye.

  •
  Imaging Solutions—Utilizing proprietary scanning technology and the retinal scanning display technology to capture images and information.

  •
  Optical Materials—Utilizing a new class of organic non-linear chromophore materials technology which interact with, and can be used to change the properties of, light waves and can be used to transmit information using light.

Additional information concerning our business is set forth in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in the registration statement of which this prospectus constitutes a part.

Our executive offices are located at 19910 North Creek Parkway, Bothell, Washington 98011-3008, and our telephone number is (425) 415-6847.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities offered by us under this prospectus will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, and acquisitions of other technologies. The prospectus supplement relating to specific sales of our securities hereunder will set forth our intended use for the net proceeds we receive from the sales. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities. We will not receive any proceeds from the sale of shares by selling shareholders.

SELLING SHAREHOLDERS

        On August 10, 2000, pursuant to consulting agreements with Jacqueline Brandwynne and Avram Miller, we issued to Ms. Brandwynne and Mr. Miller each a warrant to purchase 100,000 shares of our common stock at an exercise price of $34.00 per share, subject to adjustment, exercisable until August 10, 2010.

Ownership After Offering if All Shares Offered Hereby Are Sold
Selling Shareholders	Shares Owned Prior to Offering	Shares Being Offered (2)
			Shares	Percent
Jacqueline Brandwynne	157,330(1)(3)	100,000(2)	57,330(3)	*
Avram Miller	100,000(1)	100,000(2)	—	—

*
less than 1%.

(1)
Includes 100,000 shares of our common stock issuable upon exercise of warrants.

(2)
Represents the number of shares of our common stock issuable upon exercise of the warrants calculated as described in note (1) above.

(3)
Includes 24,030 shares of our common stock issuable upon exercise of options.

        In addition to being a party to a consulting agreement with us, Ms. Brandwynne is also one of our directors.

        In recognition of the fact that each selling shareholder may wish to be legally permitted to sell its shares when it deems appropriate, we have agreed with the selling shareholders to file with the SEC, under the Securities Act of 1933, as amended, or the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and we have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the selling shareholders.

SHELF REGISTRATION PLAN OF DISTRIBUTION

        General.    We may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the terms of the securities to which such prospectus supplement relates;

  •
  the name or names of any underwriters, if any;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        Only underwriters named in the prospectus supplement, if any, are underwriters of the securities offered with the prospectus supplement.

        Sales Directly to Purchasers.    We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.

        Use of Underwriters and Agents.    If underwriters are used in the sale of securities, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

        Securities may be sold directly or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement.

        Deemed Underwriters.    In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        Indemnification and Other Relationships.    We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        Listing of Securities.    Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange or market, except for the common stock, which is listed on the Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

SELLING SHAREHOLDERS' PLAN OF DISTRIBUTION

        We are also registering the shares offered by the selling shareholders in this prospectus. The selling shareholders and their pledgees, donees, transferees or other successors in interest may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the shares may be sold by one or more of the following methods:

  •
  a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account pursuant to their prospectus;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchases;

  •
  privately negotiated transactions;

  •
  any combination of these methods of sale; or

  •
  any other legal method.

        We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed with the selling shareholders to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

        Regulation M under the Exchange Act provides that during the period that any person is engaged in the distribution, as so defined in Regulation M, of our common stock, such person generally may not purchase shares of our common stock. The selling shareholders are subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. The foregoing may affect the marketability of our common stock.

        The selling shareholders may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any of the selling shareholders qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Securities Act.

        In addition to selling its shares under this prospectus, the selling shareholders may;

  •
  agree to indemnify any broker or dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

  •
  transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

  •
  sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

        Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

DESCRIPTION OF CAPITAL STOCK

        Our Articles of Incorporation authorize us to issue 31,250,000 shares of common stock, no par value per share, and 31,250,000 shares of preferred stock, no par value per share. As of April 10, 2002, there were 13,530,374 shares of common stock, and no shares of preferred stock, outstanding.

        Common Stock.    All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, if any, holders of common stock:

          —    are entitled to any dividends validly declared;

          —    will share ratably in our net assets in the event of a liquidation; and

          —    are entitled to one vote per share.

        The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

        Preferred Stock.    The Board of Directors has the authority, without further action by the shareholders, to issue up to 31,250,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Microvision, which could depress the market price of our common stock. We currently have no shares of preferred stock outstanding. If we offer preferred stock, the terms of that series of preferred stock will be set forth in the prospectus supplement relating to that series.

        Transfer Agent.    American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, common stock or units of any combination of the foregoing securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement or term sheet relating to the warrants offered hereby. A copy of the form of warrant agreement, including the form of warrant certificates representing the warrants reflecting the provisions to be included in the warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to the registration statement of which this prospectus constitutes a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, the warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

  •
  the offering price or prices;

  •
  the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

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  the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

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  the date on and after which such warrants and the related securities, if any, will be transferable separately;

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  the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

  •
  any material risk factors relating to such warrants;

  •
  the identity of the warrant agent; and

  •
  any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

        Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise or the right to vote such underlying securities.

        Prospective purchasers of warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The prospectus supplement or term sheet relating to any issue of warrants will describe such considerations.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

        This prospectus describes certain general terms and provisions of our convertible debt securities. When we offer to sell a particular series of convertible debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of convertible debt securities.

        We may offer under this prospectus up to $20,000,000 aggregate principal amount of convertible debt securities, or if such debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $20,000,000. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

        The debt securities will be issued under an indenture between us and a commercial bank or trust company, or other duly qualified trustee, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

General

        The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

  •
  the title of the debt securities;

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  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which we will pay the principal on the debt securities;

  •
  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

  •
  the place or places where principal of, premium and interest on the debt securities will be payable;

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  the terms upon which the debt securities of the series may be converted into other securities of the Company, and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

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  the terms and conditions upon which we may redeem the debt securities;

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  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

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  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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  the currency of denomination of the debt securities;

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  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

  •
  if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

  •
  the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

  •
  any provisions relating to any security provided for the debt securities;

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  any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

  •
  any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

  •
  any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

  •
  any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

        The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer's certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

        The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

        Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

        So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

        We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

        We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Microvision, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

        We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

No Protection In the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

  •
  we are the surviving corporation or the successor person (if other than Microvision) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

  •
  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

  •
  certain other conditions are met.

Events of Default

        Event of default means, with respect to any series of debt securities, any of the following:

  •
  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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  default in the payment of principal of or premium on any debt security of that series when due and payable;

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  default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

  •
  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

  •
  certain events of bankruptcy, insolvency or reorganization of our company; and

  •
  any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

  •
  that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

  •
  the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

        We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

  •
  reduce the amount of debt securities whose holders must consent to an amendment or waiver;

  •
  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

  •
  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

  •
  reduce the principal amount of discount securities payable upon acceleration of maturity;

  •
  waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

  •
  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

  •
  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

  •
  waive a redemption payment with respect to any debt security.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

  •
  we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

  •
  any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.

        The conditions include:

  •
  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

  •
  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

        "Foreign Government Obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

  •
  direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

  •
  obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Federal Income Tax Consequences and Other Special Considerations

        We will provide you with information on the federal income tax and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        As we have incurred losses in each of the periods presented below, we had insufficient earnings to cover fixed charges and preferred dividends, if any, by the following amounts (in thousands):

Fiscal Year Ended December 31
1997	1998	1999	2000	2001
$4,945	$7,328	$16,700	$26,601	$41,388

        Please refer to Exhibit 12 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges and preferred dividends, if any.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Microvision, Inc., for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the securities we are offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our Amended and Restated Bylaws authorize us to indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the SEC's opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, and prospects. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

        Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our retinal scanning display, imaging solutions, and optical materials businesses; the ability of our retinal scanning display technology or products incorporating this technology to achieve market acceptance; our ability to marshal adequate financial, management, and technical resources to develop and commercialize our technologies; our expected revenues and expenses in future periods; developments in the defense, aerospace and other industries on which we have focused; and our relationships with strategic partners.

        These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The section entitled "Risk Factors" that is set forth herein on page two, and as updated from time to time in our subsequent quarterly and annual reports describe these risks.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
DILUTION
PLAN OF DISTRIBUTION
LEGAL MATTERS
MICROVISION, INC. $20,000,000 Common Stock Preferred Stock Warrants Convertible Debt Securities and 200,000 Shares of Common Stock
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
OUR BUSINESS
USE OF PROCEEDS
SELLING SHAREHOLDERS
SHELF REGISTRATION PLAN OF DISTRIBUTION
SELLING SHAREHOLDERS' PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF CONVERTIBLE DEBT SECURITIES
RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
EXPERTS
LEGAL MATTERS
LIMITATION OF LIABILITY AND INDEMNIFICATION
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION